Exhibit 5

[Dufford & Brown Letterhead]

June 30, 2009

BE Resources Inc.

107 Hackney Circle

Elephant Butte, NM 87935

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to BE Resources Inc., a Colorado corporation (the “Company”), in connection with the registration statement on Form S-1 (as may subsequently be amended, the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the proposed offer of shares of common stock by the Company (the “Public Offering”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the prospectus (the “Prospectus”) included as part of the Registration Statement.

In rendering the following opinion, we have examined such statutes, regulations, records and certificates, including the Company’s Articles of Incorporation, as amended to date, the Bylaws and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the Registration Statement.

The attorneys of our firm are admitted to the Bar in the State of Colorado only. Accordingly, our opinion covers Colorado law, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

In addition, this opinion letter is based as to matters of law under the United States Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax law”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In our review, we have assumed that (i) all of the representations and statements set forth in such documents are true and correct (and representations and statements made “to the knowledge of,” or based on the belief of, the Company or similarly qualified are true and correct without such qualification), (ii) the Company will take such actions as the Prospectus states they “intend” or “expect” to take, and (iii) all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Registration Statement. We have consequently relied upon representations and information presented in such documents.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1.             The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

2.             All of the shares of common stock of the Company included in the Registration Statement have been legally authorized under the Articles of Incorporation of the Company and, when issued in accordance with the resolution of the Board of Directors, will be validly issued, fully paid and nonassessable shares of common stock of the Company.

3.             The discussion in the Prospectus under the heading “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders,” to the extent that it describes provisions of United States federal income tax law, is correct in all material respects as of the date hereof.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

DUFFORD & BROWN, P.C.

/s/ Dufford & Brown, P.C.